EXHIBIT 99

FOR IMMEDIATE RELEASE              Contact:  Mr. Charles R. Ofner
                                            (281) 496-5000


          Reading & Bates Corporation Provides Update


August  6,  1997,  Houston, Texas....Reading & Bates  Corporation
announced today that its wholly owned subsidiary, Reading & Bates Development Co. (DEVCO), participated in four unsuccessful exploratory wells in the Gulf of Mexico completed in July. DEVCO's working interest in the wells ranged from 25% to 50%, which under the successful efforts accounting method must be written off against earnings for the third quarter of 1997. The nonrecurring charge related to these activities is approximately $20.6 million.

Reading & Bates Corporation is a New York Stock exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services.

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